COLUMBIA BANCORP REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS

The Dalles, Oregon - October 31, 2008 - Columbia Bancorp (Nasdaq:CBBO), the bank holding company for Columbia River Bank, today announced its third quarter 2008 financial results. In response to the unprecedented economic events and market conditions, the bank obtained updated appraisals on many of its residential construction and development loans during the third quarter of 2008. The new appraisals showed a continued and significant decline in the fair values of properties that secure these loans, centered primarily in the Central Oregon and Portland / Vancouver Metro areas. In many cases, the refreshed appraisals showed significant declines in values from appraisals obtained as recently as January 2008 and in some instances, from March 2008. Owing to the overall declines in market conditions, which directly affect the Company’s collateral values and continue to impact the financial condition of its borrowers, the Company recorded a loan loss provision of $25.4 million for the third quarter 2008. This higher provision generated a net loss of $14.1 million for the third quarter, and a net loss of $13.1 million for the nine months ended September 30, 2008.

“We have taken steps that we believe to be proactive and conservative to address the severe and unique economic conditions which face financial institutions nationwide. Our large loan loss provision in the third quarter relates predominantly to our concentration in residential development projects in two of our markets—Central Oregon and the Portland / Vancouver metropolitan area,” explained CEO and President Terry Cochran. “While we cannot predict or guarantee the future, we would expect this action will account for and position most of our residential development exposure behind us, placing future loss provisions at significantly lower levels,” he added. “The recent economic actions approved by the government are also expected to have a positive impact for the financial services industry, including community banks like Columbia River Bank. These initiatives include the purchase of troubled assets, the ability to increase capital and a significant increase in FDIC insurance coverage for depositors.” Mr. Cochran continued, “We are also taking steps to mitigate the risk associated with our geographic and industry concentration and are focusing our efforts on maintaining key relationships. We are placing even greater emphasis on our deposit gathering efforts, our customer service levels, and quality products. For example, our recent joint marketing agreement with Elan will significantly enhance our credit card product suite. Other recent enhancements include our launch of small business leasing and upgrades to our electronic delivery systems.”

CREDIT QUALITY

The provision for loan loss recorded in the third quarter of 2008 was $25.4 million, compared to $800,000 for the similar 2007 period. For the nine months ended September 30, 2008 the provision for loan losses totaled $34.1 million compared to $4.2 million for the nine months ended September 30, 2007. As previously mentioned, the accelerated increase in loss provision was chiefly the result of the new appraisals obtained in the third quarter 2008 on numerous residential acquisition and development loans, coupled with the unique market forces that have adversely affected land values and the Company’s borrower’s ability to repay their notes in a timely manner.

With the stalled sale of residential lots and homes, several developer and/or builder clients turned to their personal resources to supplement their cash flows. However, the prolonged nature of the current economic challenges facing the nation and the northwest have effectively exhausted those resources over the past year for some of the Company’s borrowers. With the hiring of Craig Hummel as Chief Credit Officer in March of 2008, the Company has dramatically increased the oversight of its loan portfolio. One of the credit initiatives Mr. Hummel instituted was the establishment of a quarterly Reserve Adequacy Committee (RAC) to unify the existing processes for reviewing watch list and problem loans. The first RAC meeting conducted for the second quarter 2008 emphasized that updated appraisals needed to be obtained on existing loans due to the accelerated declines in values CRB was experiencing on new loan applications. These new appraisals were ordered and by the end of the third quarter, the Company had obtained new appraisals dated April of 2008 or later on 45 targeted loans where residential real estate is the primary collateral covering the loan. A majority of these were received in late June and during the third quarter of 2008.

COLUMBIA BANCORP ANNOUNCES THIRD QUARTER FINANCIAL RESULTS
OCTOBER 31, 2008

Non-performing assets were $68.9 million or 5.99% of total assets as of September 30, 2008 compared to $42.2 million or 3.81% of total assets as of June 30, 2008 and $9.1 million or 0.88% of assets at September 30, 2007. Total non-performing assets consisted primarily of 78 individual loans to 52 borrowers that are on non-accrual status (the Bank has approximately 5,300 total loans to all customers). These non-accrual loans totaled $63.2 million or 92% of the non-performing asset totals. The Company’s policy is to carry any loan over 90 days past due on non-accrual status. The remainder of the non-performing assets at September 30, 2008 consisted of six properties totaling $5.6 million held in other real estate owned. During the third quarter, two of these properties were written down an additional $1.9 million from their original carrying value due to a new appraisal in one case, and an updated internal valuation in the other case. The Company’s loans on non-accrual status are broken down by loan types as follows:

Non-Accrual Loans by Type:
(dollars in thousands)
	September 30, 2008		June 30, 2008		December 31, 2007
	Number of	Dollar	Number	Dollar	Number	Dollar
	Loans	Amount	of Loans	Amount	of Loans	Amount
Residential lots/sub-division	49	$49,959	12	$26,542	3	$7,824
Residential	7	2,597	11	5,122	1	810
Commercial (C&I)	11	3,335	5	717	1	41
Commercial real estate	6	5,306	3	2,436	2	1,173
Agricultural	2	1,994	2	59	1	17
Consumer	3	39	1	9	-	-
	78	$63,230	34	$34,885	8	$9,865

Net charge-offs during the third quarter of 2008 totaled $21.4 million, a $19.5 million increase from the second quarter of 2008 and a $21.1 million increase from the third quarter of 2007. It is the Bank’s practice to charge-off collateral-dependent loans down to their net realizable value. As a result, the Company wrote down the value of residential development construction loans where new appraisals showed property values had declined lower than the loan balance and where the client no longer had the ability to support the project from normal sales or outside resources. It should be noted that of the $63.2 million in non-accrual loans as of September 30, 2008, $36.5 million have been written down to their estimated net realizable disposition values and no further material loss is expected as these credits work toward resolution. Non-accrual loans totaling $17.8 million have a specific loan loss allowance allocation of $5.3 million assigned to them, supported by collateral values based on recent appraisals or by the Company’s normal loan loss methodology model. The final $8.9 million in loans on non-accrual are considered to have no risk of principal loss due to the level of collateral support, guarantor strength or other factors.

At the end of the third quarter 2008, the Company’s allowance for credit losses totaled $21.9 million including a $981,000 reserve for unfunded commitments, or 2.37% of total loans. This is a net increase of $3.8 million over the total reported as of June 30, 2008 and an increase of $10.3 million over the total reported as of September 30, 2007. While declining credit quality in the residential development portfolio drove most of this increase, the Company also increased some of the risk factors in its loan loss methodology in the third quarter in light of the continued economic conditions facing the nation and the region.

As of September 30, the Company’s residential development portfolio represents 21% of total loans and is detailed by geographic regions as follows:

	September 30, 2008			September 30, 2007
CONSTRUCTION LOANS BY REGION	Residential	Commercial	Total	Residential	Commercial	Total
Columbia River Gorge	$11,829	$2,849	$14,678	$12,222	$3,488	$15,710
Columbia Basin - Eastern Washington	13,032	19,183	32,215	9,140	8,564	17,704
Columbia Basin - Northeastern Oregon	7,811	3,781	11,592	2,376	2,436	4,812
Central Oregon	73,785	43,146	116,931	98,589	38,367	136,956
Willamette Valley (1)	89,208	9,993	99,201	98,142	11,783	109,925
	$195,665	$78,952	$274,617	$220,469	$64,638	$285,107
(1) Includes Portland, Oregon and Vancouver, Washington metropolitan area

COLUMBIA BANCORP ANNOUNCES THIRD QUARTER FINANCIAL RESULTS
OCTOBER 31, 2008

CAPITAL

The Company is considered adequately-capitalized for regulatory purposes.  As illustrated in the table below, only the total risk-based capital ratio does not qualify as well-capitalized.

Capital Ratios:
	Adequately-	Well-	September 30, 2008
	Capitalized	Capitalized	Ratio
Total risk-based capital
Columbia River Bank	8.00%	10.00%	8.50%
Tier 1 risk-based capital
Columbia River Bank	4.00%	6.00%	7.24%
Leverage ratio
Columbia River Bank	4.00%	5.00%	6.60%

For the near term, the bank intends to remain adequately capitalized by regulatory definition, and it plans to prudently manage its capital so that the Company returns to being well-capitalized in the near future. All capital management options are being analyzed, including the capital-raising initiative recently outlined in the Government economic stimulus plans and an evaluation of the Company’s balance sheet structure. Initial steps to preserve capital included the reduction of the quarterly dividend from $0.10 per share payable on April 30, 2008, to $0.01 per share payable on July 31, 2008, and the suspension of the dividend for the current and near-term quarters.

LIQUIDITY

Liquidity remains an area of strategic focus for Columbia. During the past three months the company has moved to enhance its liquidity with a solid mix of funding sources including lines of credit at both the Federal Reserve and the Federal Home Loan Bank. The increase of FDIC insurance limit from $100,000 to $250,000, along with the extension of FDIC coverage to all non-interest bearing transaction deposits is increasing the Company’s overall insured deposit balances, further supporting its continued focus on building its retail deposit balances.

SUMMARY

“In the few short weeks since my return as CEO and President, I am impressed by the strength of our core business fundamentals and the team spirit that exists within the organization. I am confident our team is well-equipped to regain our long-standing position as a top-performing community bank. Our core strategies remain sound, as we continue to enhance the delivery of value-added products and services to our customers,” said Cochran. “Columbia River Bank has served its communities well for some thirty years. Financial results in 2008, especially the third quarter, are very disappointing but not totally unexpected given the severe downturn in a couple of our local markets, and the U. S. economy in general. Our board and employees are committed in their efforts to continue to offer quality customer service, to improve credit quality and to produce improved financial results in future periods,” he stated.

ABOUT COLUMBIA BANCORP

Columbia Bancorp (www.columbiabancorp.com) is the financial holding company for Columbia River Bank, which operates 22 branches located in The Dalles (2), Hood River, Bend (3), Madras, Redmond (2), Pendleton, Hermiston, McMinnville, Lake Oswego, Canby, and Newberg, Oregon, and in Goldendale, White Salmon, Sunnyside, Yakima, Vancouver, Pasco and Richland, Washington. To supplement its community banking services, Columbia River Bank also provides and brokerage services through CRB Financial Services Team.

FORWARD LOOKING STATEMENTS

This press release contains various forward-looking statements about plans and anticipated results of operations and financial condition relating to Columbia Bancorp. These statements include statements about management’s present plans and intentions about our strategy, growth, and deployment of resources, and about management’s expectations for future financial performance. Readers can sometimes identify forward-looking statements by the use of prospective language and context, including words like “may”, “will”, “should”, “expect”, “anticipate”, “estimate”, “continue”, “plans”, “intends”, or other similar terminology. Because forward-looking statements are, in part, an attempt to project future events and explain management’s current plans, they are subject to various risks and uncertainties which could cause our actions and our financial and operational results to differ materially from those set forth in such statements. These risks and uncertainties include, without limitation, our ability maintain and grow our deposit base in the face of continuing uncertainty surrounding the financial institutions industry and our markets in particular; our ability to raise additional capital to address the risk of exacerbated or protracted economic declines; our ability to estimate accurately the collectability of our loans and mitigate the potential risks associated with acquisition and sale of any underlying collateral; economic and other factors which affect the collectability of our loans generally; impairment of our liquidity due to sharp declines in retail deposit balances or inability to access wholesale liability sources; our ability to address the risks associated with the geographic and industry-specific concentrations of our loan portfolio; the impact of banking laws and regulations; failure to meet capital requirements and other regulatory restrictions that may further impair our revenues and operating income; competition; and fluctuations in market interest rates on Columbia’s revenues and margins;, management’s ability to generate growth from core operations in the face of the announced staffing reductions;, and other risks and uncertainties that we have in the past, or that we may from time to time in the future, detail in our filings with the Securities and Exchange Commission ("SEC"). Information presented in this release is accurate as of the date on which the release was issued, and we cannot undertake to update our forward-looking statements or the factors that may cause us to deviate from them, except as required by law.

COLUMBIA BANCORP ANNOUNCES THIRD QUARTER FINANCIAL RESULTS
OCTOBER 31, 2008

INCOME STATEMENT
(Unaudited)
(In thousands, except per share data and ratios)

	Three Months Ended		%	Nine Months Ended		%
	September 30,		Change	September 30,		Change
	2008	2007		2008	2007
Interest income	$16,180	$20,412	-21%	$51,335	$59,830	-14%
Interest expense	5,989	6,872	-13%	17,571	19,983	-12%
Net interest income before
provision for loan losses	10,191	13,540	-25%	33,764	39,847	-15%
Provision for loan losses	25,400	800	3075%	34,100	4,150	722%
Net interest income (loss)
after provision for loan losses	(15,209)	12,740	-219%	(336)	35,697	-101%

Non-interest income:
Service charges and fees	1,309	1,134	15%	3,663	3,246	13%
Mortgage loan origination income	836	832	-	2,930	2,850	3%
Financial services revenue	279	278	-	841	802	5%
Credit card discounts and fees	176	167	5%	475	407	17%
Gain on sale of credit card portfolio	1,234	-	-	1,234	-	-
Loss on other real estate owned	(1,973)	-	-	(1,927)	(3)	-64133%
Other non-interest income	224	154	45%	1,009	677	49%
Total non-interest income	2,085	2,565	-19%	8,225	7,979	3%

Non-interest expense:
Salaries and employee benefits	5,550	5,339	4%	16,348	15,640	5%
Occupancy expense	1,381	1,168	18%	3,999	3,436	16%
Other non-interest expense	3,310	2,658	25%	9,714	8,128	20%
Total non-interest expense	10,241	9,165	12%	30,061	27,204	11%

Income (loss) before provision for income taxes	(23,365)	6,129	-481%	(22,172)	16,472	-235%
Provision for income taxes	(9,274)	2,252	-512%	(9,094)	6,136	-248%
Net income (loss)	$(14,091)	$3,877	-463%	$(13,078)	$10,336	-227%

Earnings (loss) per common share
Basic	$(1.41)	$0.39	-462%	$(1.31)	$1.04	-266%
Diluted	(1.41)	0.38	-471%	(1.31)	1.01	-230%
Cumulative dividend per common share	-	0.10	-100%	0.11	0.30	-63%

Book value per common share				$8.75	$9.87	-11%
Tangible book value per common share (1)				8.02	9.13	-12%

Weighted average shares outstanding
Basic	10,024	9,992		10,018	9,977
Diluted	10,024	10,177		10,018	10,185
Actual shares outstanding	10,081	10,041		10,081	10,041

	Quarter Ended		Year to Date
	September 30,	September 30,	September 30,	September 30,
RATIOS	2008	2007	2008	2007
Interest rate yield on interest-earning assets,
tax equivalent	6.13%	8.44%	6.84%	8.47%
Interest rate expense on interest-bearing
liabilities	2.96%	3.88%	3.10%	3.86%
Interest rate spread, tax equivalent	3.17%	4.56%	3.74%	4.61%
Net interest margin, tax equivalent	3.86%	5.61%	4.51%	5.65%
Efficiency ratio (2)	83.42%	56.95%	71.59%	56.88%
Return on average assets	-5.01%	1.50%	-1.63%	1.37%
Return on average equity	-59.62%	15.71%	-17.47%	14.49%
Average equity / average assets	8.40%	9.53%	9.33%	9.43%

(1) Total common equity, less goodwill and other intangible assets, divided by actual shares outstanding.
(2) Non-interest expense divided by net interest income and non-interest income.

COLUMBIA BANCORP ANNOUNCES THIRD QUARTER FINANCIAL RESULTS
OCTOBER 31, 2008

BALANCE SHEET
(Unaudited)
(In thousands)

	September 30,	September 30,	Year over Year	December 31,	Year to Date
ASSETS	2008	2007	% Change	2007	% Change
Cash and cash equivalents	$151,532	$86,801	75%	$92,224	64%
Investment securities	24,952	34,116	-27%	34,182	-27%
Loans:
Commercial loans	144,643	126,289	15%	129,018	12%
Agricultural loans	82,150	77,171	6%	70,095	17%
Real estate loans	402,756	354,968	13%	354,576	14%
Real estate loans - construction	274,617	285,107	-4%	294,398	-7%
Consumer loans	13,945	12,826	9%	11,630	20%
Loans held for sale	1,750	6,360	-72%	8,139	-78%
Other loans	4,320	12,058	-64%	11,208	-61%
Total gross loans	924,181	874,779	6%	879,064	5%

Unearned loan fees	(855)	(1,300)	34%	(1,060)	19%
Allowance for loan losses	(20,927)	(10,723)	-95%	(11,174)	-87%
Net loans	902,399	862,756	5%	866,830	4%

Property and equipment, net	24,037	20,862	15%	21,500	12%
Goodwill	7,389	7,389	-	7,389	-
Other assets	39,717	22,189	79%	20,583	93%
Total assets	$1,150,026	$1,034,113	11%	$1,042,708	10%

LIABILITIES
Deposits:
Non-interest bearing demand deposits	$215,852	$222,316	-3%	$224,092	-4%
Interest bearing demand deposits	293,427	320,301	-8%	303,235	-3%
Savings accounts	34,420	36,762	-6%	35,784	-4%
Time certificates	471,369	337,767	40%	359,782	31%
Total deposits	1,015,068	917,146	11%	922,893	10%

Borrowings	40,782	10,532	287%	10,402	292%
Other liabilities	5,925	7,366	-20%	7,175	-17%
Total liabilities	1,061,775	935,044	14%	940,470	13%

Shareholders' equity	88,251	99,069	-11%	102,238	-14%
Total liabilities and shareholders' equity	$1,150,026	$1,034,113	11%	$1,042,708	10%

COLUMBIA BANCORP ANNOUNCES THIRD QUARTER FINANCIAL RESULTS
OCTOBER 31, 2008

ADDITIONAL FINANCIAL INFORMATION
(Unaudited)
(In thousands, except ratios)

NON-PERFORMING ASSETS	September 30, 2008	September 30, 2007
Delinquent loans on non-accrual status	$63,230	$8,971
Delinquent loans on accrual status	-	-
Restructured loans	60	94
Total non-performing loans	63,290	9,065
Other real estate owned	5,621	-
Repossessed other assets	-	32
Total non-performing assets	$68,911	$9,097

Total non-performing assets / total assets	5.99%	0.88%

	Quarter Ended		Year to Date
ALLOWANCE FOR CREDIT LOSSES	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Allowance for loan losses, beginning of period	$17,099	$10,168	$11,174	$10,143
Provision for loan losses	25,400	800	34,100	4,150
Recoveries	71	65	240	243
Charge offs	(21,424)	(310)	(24,368)	(3,813)
Adjustment for sale of credit card portfolio	(219)	-	(219)	-
Allowance for loan losses, end of period	20,927	10,723	20,927	10,723
Liability for unfunded loan commitments	981	838	981	838
Allowance for credit losses	$21,908	$11,561	$21,908	$11,561

Allowance for loan losses / gross loans			2.26%	1.23%
Allowance for credit losses / gross loans			2.37%	1.32%
Non-performing loans / allowance for loan losses			302.43%	84.54%

	Quarter Ended		Year to Date
FINANCIAL PERFORMANCE	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Average interest earning assets	$1,054,076	$962,706	$1,005,280	$947,648
Average gross loans	948,689	877,314	920,606	854,306
Average assets	1,119,700	1,027,095	1,071,490	1,010,928
Average interest bearing liabilities	805,585	703,339	756,126	692,906
Average interest bearing deposits	747,114	691,105	715,709	670,286
Average deposits	958,508	914,517	923,992	890,092
Average liabilities	1,025,671	929,186	971,505	915,549
Average equity	94,029	97,909	99,985	95,378